Exhibit 3.11
FILED
1992 OCT -8 PM 3.40

SECRETARY OF STATE
TALLAHASSEE, FLORIDA
STATE OF FLORIDA
ARTICLES OF INCORPORATION
OF

BURGER KING SWEDEN INC.
     FIRST: The corporate name that satisfies the requirements of section 607.0401 is:
BURGER KING SWEDEN INC.
     SECOND: The address of the principal office, if known, and the mailing address of the corporation is:
17777 Old Cutler Rd.
Miami, PL 33157
     THIRD: The number of shares the corporation is authorized to issue is:
1000 @ a $1.00
     FOURTH: The street address of the initial registered office of the corporation is: c/o C T CORPORATION SYSTEM, 1200 South Pine Island Road, City of Plantation, Florida 33324, and the name of its initial registered agent at such address is C T CORPORATION SYSTEM.
     FIFTH: The number of directors constituting the initial board of directors of the corporation is three, and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:
Roger F. Thomson
17777 Old Cutler Rd.
Miami, FL 33157
Scott Colabouno
17777 Old Cutler Rd.
Miami, FL 33157
Mark A. Giresi
17777 Old Cutler Rd.
Miami, FL 33157
     SIXTH: The name and address of each incorporator is:
Joey Bryan
1311 Executive Center Drive
Suite 200
Tallahassee, FL 32301

FILED
1992 OCT -8 PM 3.40

SECRETARY OF STATE
TALLAHASSEE, FLORIDA
     The undersigned has executed these Articles of Incorporation this 8th day of October, 1992.

/s/ Joey Bryan
Joey Bryan

     Acceptance by the registered agent as required in section 607.0501 (3) F.S.: C T CORPORATION SYSTEM is familiar with and accepts the obligations provided for in section 607.0505.

Dated October 8, 1992	C T CORPORATION SYSTEM
	By	/s/ Eileen Edmondson
EILEEN EDMONDSON
Special Assistant Secretary